UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 2, 2012

MusclePharm Corporation

(Exact name of registrant as specified in its charter)

Nevada	000-53166	77-0664193
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification Number)

4721 Ironton Street, Building A

Denver, Colorado 80239

(Address of principal executive offices)

(303) 396-6100

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On March 2, 2012, MusclePharm Corporation, a Nevada corporation (the “Company”), closed on an offering by which it entered into a series of subscription agreements, pursuant to which the Company issued promissory notes (the “Notes”) and warrants (the “Warrants”) to four (4) accredited investors.

The information set forth in Item 2.03 and Item 3.02 of this Current Report on Form 8-K is incorporated by reference into this Item 1.01.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The Notes, in the aggregate, are in the principal amount of Five Hundred and Eighty Seven Thousand and Five Hundred Dollars ($587,500) and mature eighteen (18) months following issuance thereof. The interest rate is fifteen percent (15%) per annum. The Company agrees that it will establish a segregated account from the Company’s omnibus account in which shall be deposited 10% of cash from payments on accounts receivable and advances from manufacturers and end-user clients, and a portion of which shall be used for payment of interest and repayment of principal. The Notes contain customary default and covenant provisions.

The foregoing description of the Notes is not intended to be complete and is qualified in its entirety by the complete text of that document, a form of which is attached hereto as an exhibit to this Current Report on Form 8-K.

Item 3.02. Unregistered Sales of Equity Securities.

Simultaneous with the issuance of the Notes, the Company issued an aggregate of 39,166,667 Warrants in connection with the offering. The Warrants are exercisable at a price equal to $0.015 for a two year period commencing six (6) months after the issuance of the Warrant. The Warrants also feature a cashless exercise provision.

The warrants and the shares underlying the warrants were issued pursuant to exemptions from registration provided by Section 4(2) of the Securities Act of 1933, as amended, and/or Regulation D promulgated thereunder.

The foregoing description of the Warrants is not intended to be complete and is qualified in its entirety by the complete text of that document, a form of which is attached hereto as an exhibit to this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

4.1	Form of Note

4.2	Form of Warrant

10.1	Form of Subscription Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

MUSCLEPHARM CORPORATION

Date: March 8, 2012	By:	/s/ Brad J. Pyatt
Name: Brad J. Pyatt
Title: Chief Executive Officer